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                                                                     EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         DSC COMMUNICATIONS CORPORATION

 (Originally Incorporated as Digital Switch Corporation on September 20, 1976)


         DSC COMMUNICATIONS CORPORATION, a corporation duly organized and existing under the General Corporation Laws of the State of Delaware, does hereby certify that the following Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation on October 27, 1997 in accordance with the provisions of Section 245 of the General Corporation Laws of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of this corporation's Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the Certificate of Incorporation and this Restated Certificate of Incorporation.

         FIRST:   The name of the corporation is DSC COMMUNICATIONS CORPORATION.

         SECOND: The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

         THIRD:   The purpose of the corporation is to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of all classes of stock which the corporation shall have the authority to issue shall be as set forth in subsections (a) and (b) below.

                 (a) The total number of shares of Common Stock which the corporation shall have the authority to issue shall be five hundred million (500,000,000) shares of the par value of $.01 each.

                 (b) The total number of shares of Preferred Stock which the corporation shall have authority to issue shall be five million (5,000,000) shares of the par value of $1.00 each. The Preferred Stock may be issued from time to time in one or more series with such distinctive series designations as may be stated in the resolution or resolutions providing for the issue of such stock as from time to time authorized by the Board of Directors. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and provisions of this Restated Certificate of Incorporation, the designation, rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                (i) the number of shares constituting such series, including authority to increase or decrease such number, and the distinctive designation of such series;

                (ii) the rate of dividends payable on shares of such series, the dates on which such dividends shall be paid, and the date or dates from which such dividends shall be cumulative;

                (iii) the voting power, if any, for such series and the terms and conditions under which such voting power may be exercised;

                (iv) the right, if any, of the corporation to redeem shares of such series and the terms and conditions of such redemption;




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                (v)     the obligation, if any, of the corporation to retire
                shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligation;

                (vi) the terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes or shares of stock of a subsidiary or subsidiaries of the corporation or other property, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                (vii) the amount which the holders of the shares of such series shall be entitled to receive in case of a voluntary or involuntary liquidation, dissolution or winding up of the corporation;

                (viii) the relative seniority, parity or junior rank of such series as to dividends or assets with respect to any other class or series of stock then or thereafter issued; and

                (ix) any other rights, preferences or limitation of the shares of such series;

         so far as not inconsistent with the provisions of this Restated Certificate of Incorporation, and to the full extent now or hereafter permitted by the laws of Delaware. All shares of Preferred Stock shall be of equal rank, except in respect of the particulars that may be fixed by the Board of Directors as hereinabove in this paragraph provided, and all shares of each series shall be identical in all respects except as to the dates from which dividends thereon shall be cumulative.

         FIFTH: The business and affairs of the corporation shall be managed and controlled by a Board of Directors consisting of not more than fifteen nor less than seven members. Within such limits, the number of directors constituting the Board of Directors may be increased or decreased at any time by resolution passed by a majority of the directors holding office at such time; provided, however, that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The directors shall be classified with respect to the time during which they shall severally hold office by dividing them into three classes, as nearly equal in number as possible, with each class including not less than two directors. In instances where the total number of directors constituting the whole Board of Directors is a number other than an integral multiple of three, the number of directors in each class shall be determined by the Board of Directors. All directors of the corporation shall hold office for the term which elected and until their respective successors shall be elected and qualified or until their earlier resignation or removal. At the meeting of the stockholders of the corporation held for the election of the first such classified board, the directors of the first class (designated as Class I) shall be elected for a term expiring at the annual meeting of stockholders one year thereafter, the directors of the second class (designated as Class II) for a term expiring at the annual meeting of stockholders two years thereafter and the directors of the third class (designated as Class III) for a term expiring at the annual meeting of stockholders three years thereafter and, in each instance, until their respective successors shall be elected and qualified or until their earlier resignation or removal. At each annual meeting of stockholders held after such classification and election, the successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years and until their respective successors shall be elected and qualified or until their earlier resignation or removal, so that the term of office of one class of directors shall expire at the annual meeting of stockholders each year. Notwithstanding the foregoing, whenever the holders of any one or more class or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filing of vacancies and other features of such directorships shall be governed by the term of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

         In the event of newly created directorships resulting from an increase in the number of directors or any vacancies in the Board of Directors, including vacancies occurring in the Board of Directors by reason of removal of directors, a majority of the remaining members of the board, although less than a quorum, may elect directors to fill such newly created directorships or vacancies, and directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their respective successors shall be elected and qualified or until their earlier resignation or removal.




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         None of the directors need be a stockholder of the corporation or a resident of the State of Delaware. Each Director must have obtained the age of majority.

         SIXTH: Any merger or consolidation of the corporation with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation to or with any other corporation, person or other entity, shall require the affirmative vote of the holders of at least three-fourths of the outstanding shares of capital stock of the corporation issued and outstanding and entitled to vote if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of five percent (5%) or more of the outstanding shares of capital stock of the corporation issued and outstanding and entitled to vote.

         For purposes of this Article SIXTH, a corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) of this paragraph above), by any other corporation, person, or other entity (a) with which it or its "affiliate" or "associate" (as referenced below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the corporation or (b) which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934. For purposes of this Article SIXTH, the outstanding shares of capital stock of the corporation shall include shares deemed owned through the application of clauses (i) and (ii) of this paragraph but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

         The Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article SIXTH, on the basis of information then known to it, whether (a) any corporation, person, or other entity beneficially owns, directly or indirectly, five percent (5%) or more of the outstanding shares of capital stock of the corporation entitled to vote and
(b) any sale, lease, exchange or other disposition of part of the assets of the corporation involves substantially all of the assets of the corporation. Any such determination by the Board shall be conclusive and binding for all purposes of this Article SIXTH.

         This Article SIXTH may not be amended or rescinded except by the affirmative vote of the holders of at least three-fourths of the outstanding shares of capital stock of the corporation issued and outstanding and entitled to vote, at any regular or special meeting of the stockholders if notice of the proposed alteration or amendment be contained in the notice of the meeting.

         SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws.

         EIGHTH:   The corporation reserves the right to amend and repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and, in matters pertaining thereto, consistent with the provisions of Article SIXTH hereof. All rights herein conferred are granted subject to this reservation.

         NINTH:    A Director of this corporation shall not be liable to the
corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of this corporation shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification.




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         IN WITNESS WHEREOF, DSC COMMUNICATIONS CORPORATION has caused this
Restated Certificate of Incorporation to be signed and attested by its duly authorized officers, this 27th day of October, 1997.

                        DSC COMMUNICATIONS CORPORATION


                        By:      /s/ Gerald F. Montry
                           -------------------------------------------------
                                 Gerald F. Montry, Senior Vice President
                                 and Chief Financial Officer



Attest:

    /s/ George B. Brunt
-----------------------------
George B. Brunt, Vice President,
Secretary and General Counsel
Secretary and General Counsel









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